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                                                                    Exhibit 99.1

[NUVEEN INVESTMENTS LOGO]

FOR IMMEDIATE RELEASE                                             Media Contact:
                                                                     Chris Allen
                                                                    312-917-8331
                                                    christopher.allen@nuveen.com

           NUVEEN INVESTMENTS DECLARES REGULAR QUARTERLY DIVIDEND AND
                      REPLENISHES SHARE REPURCHASE PROGRAM

CHICAGO, August 9, 2006 - Nuveen Investments, a leading provider of diversified investment services, today announced that its Board of Directors has declared a regular quarterly dividend on its common shares and approved an increase in the number of shares authorized for repurchase by the Company.

The Board declared a regular quarterly cash dividend of $0.24 per share on its common stock. The quarterly dividend will be paid September 15, 2006, to shareholders of record as of September 1, 2006.

The Board also authorized the repurchase of up to an additional 7 million shares of the Company's common stock over the next several years. "The new authorization replenishes our existing program, enabling us to continue a measured use of our strong cash flows for share repurchases, in part to offset the dilutive effects of employment-related equity awards over time," said Tim Schwertfeger, Nuveen Investments Chairman and CEO. "The authorization also reflects our continued confidence in the firm's prospects for long-term growth and profitability."

Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutions and high-net-worth investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets its highly specialized investment teams, each with its own brand name and area of expertise: NWQ, specializing in value-style equities; Nuveen, managing fixed-income investments; Santa Barbara, committed to growth equities; Tradewinds, specializing in global value equities; Rittenhouse, focused on "blue-chip" growth equities; and Symphony, with expertise in alternative investments as well as equity and income portfolios. In total, the Company manages just over $149 billion in assets. Nuveen Investments is listed on The New York Stock Exchange and trades under the symbol "JNC."


Certain statements made by the Company in this release are forward-looking statements. The Company's actual future results may differ significantly from those anticipated in any forward-looking statements due to numerous factors. These include, but are not limited to, the effects of the substantial competition in the investment management business, including competition for access to brokerage firms' retail distribution systems, the Company's reliance on revenues from investment management contracts which renew annually, regulatory developments, accounting pronouncements, and other additional risks and uncertainties as set forth in the Company's filings with the SEC. The Company undertakes no responsibility to update publicly or revise any forward-looking statements.

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NWQ     NUVEEN     RITTENHOUSE     SANTA BARBARA     SYMPHONY     Tradewinds NWQ